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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        The Select Sector SPDR Trust
------------------------------------------------------------------------
                              (Name of Issuer)

              Shares of The Materials Select Sector SPDR Fund
------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 81369Y100
                 -----------------------------------------
                               (CUSIP Number)


                               April 7, 2004
                 -----------------------------------------
          (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

             |_| Rule 13d-1(b)

             |X| Rule 13d-1(c)

             |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                    ------------------------
CUSIP NO. 81369Y100                  13G            PAGE 2 OF 5 PAGES
-----------------------------                    ------------------------


------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Mecsa S.A.

------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (SEE INSTRUCTIONS)                                               (A) |_|
                                                                       (B) |_|

------------------------------------------------------------------------------
  3   SEC USE ONLY

------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                  British Virgin Islands

------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

   NUMBER OF               2,296,000
     SHARES
                --------------------------------------------------------------
                 6   SHARED VOTING POWER
  BENEFICIALLY
                           0
    OWNED BY
                --------------------------------------------------------------
      EACH       7   SOLE DISPOSITIVE POWER

                           2,296,000
   REPORTING
                --------------------------------------------------------------
     PERSON      8   SHARED DISPOSITIVE POWER
      WITH
                           0
------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,296,000
------------------------------------------------------------------------------
  10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                   |_|
------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            7.4%
------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            CO
------------------------------------------------------------------------------

ITEM 1.(a)     NAME OF ISSUER

The Select Sector SPDR Trust

ITEM 1.(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

225 Franklin Street
Boston, Massachusetts  02110

ITEM 2.(a)     NAME OF PERSON FILING

This Schedule 13G is being filed on behalf of Mecsa S.A. (the
"Reporting Person").  The Reporting Person is wholly owned by Mr. Moise
Y. Safra. Mr. Safra may be deemed to be the beneficial owner of the Shares of the Issuer owned by the Reporting Person.

ITEM 2.(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

c/o M. Safra & Co., Inc.
590 Madison Avenue
New York, New York  10022

ITEM 2.(c)     CITIZENSHIP

British Virgin Islands

ITEM 2.(d)     TITLE OF CLASS OF SECURITIES

Shares of The Materials Select Sector SPDR Fund

ITEM 2.(e)     CUSIP NUMBER

81369Y100

ITEM 3.

Not applicable.

ITEM 4.        OWNERSHIP

(a)   Amount beneficially owned:

      2,296,000 as of April 19, 2004.

(b)   Percent of class:

      7.4%

(c)   Number of shares as to which such person has:

      (i)   Sole power to vote or to direct the vote:

            2,296,000

      (ii)  Shared power to vote or to direct the vote:

            0

      (iii) Sole power to dispose or to direct the disposition:

            2,296,000

      (iv)  Shared power to dispose or to direct the disposition:

            0

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
               PERSON

Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

ITEM 10.       CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 19, 2004

                                          Mecsa S.A.


                                          By:  /s/ Edmond M. Safra
                                             --------------------------------
                                             Name:  Edmond M. Safra
                                             Title: Director